Vitesse Reports Fiscal 2007 and 2006 Year End Results

Company Plans to File Financial Statements with the Securities and Exchange Commission on Form 10-K in September 2008

CAMARILLO, Calif. — August 29, 2008 — Vitesse Semiconductor Corporation (Pink Sheets: VTSS), a leading provider of advanced IC solutions for Carrier and Enterprise networks, today reported results for its fiscal years ended September 30, 2007 and 2006.

Vitesse will file its Form 10-K Annual Report with the Securities and Exchange Commission by September 30, 2008. The Form 10-K Annual Report will include full financial information for the fiscal years ended September 30, 2007 and 2006, expanded supplementary financial information for each of the four quarters of fiscal 2007 and 2006, and restated stock-based compensation expense for all prior periods. This filing will be followed by the November 2008 disclosure of the financial statements for the first three quarters of fiscal year 2008. The Company will return to a regular reporting and filing schedule thereafter.

“We are delighted to announce that we have completed our 2007 and 2006 financials. This represents a major milestone towards our goal of achieving compliance with the filing of our fiscal year 2008 10-K,” said Chris Gardner, chief executive officer of Vitesse. “The performance reported today clearly indicates that the Company is trending in a positive direction. With this effort now behind us, we are even more focused on engaging our resources in initiatives that position Vitesse for future growth.”

Recap of Fiscal 2007 and 2006 Results

Vitesse has now completed its fiscal year 2007 and 2006 financial statements. Vitesse had previously failed to file certain reports with the Securities and Exchange Commission because the Company needed to resolve certain accounting issues related to stock option grants, the timing of those grants, related accounting and documentation as well as improper accounting practices primarily related to revenue recognition, inventory and other financial statement areas.

The Company has completed its common stock option back-dating investigation and, as a result of the accounting consequences stemming from errors and information arising from that investigation, has recorded an additional charge for cumulative compensation expense of approximately $270.4 million to its accumulated deficit balance as of September 30, 2005. Total cumulative compensation expense related to stock options related to stock options as of September 30, 2005 is approximately $320.7 million.

Net revenues in fiscal year 2007 were $222.0 million, an increase of 9.2% compared with the $203.3 million reported for fiscal year 2006.

The Company’s gross margin for fiscal year 2007 was $108.2 million, or 48.8% of revenues compared to $90.5 million, or 44.5% of revenues for fiscal year ended 2006.

The Company’s operating loss was $2.2 million for fiscal year 2007 compared to an operating loss of $50.1 million for fiscal year 2006. Operating losses include charges of $13.6 million and $16.6 million for the fiscal years 2007 and 2006, respectively, related to professional fees associated with the completion of its internal accounting investigation, actions to improve internal controls and preparation of its financial statements.

The Company’s net loss for fiscal year 2007 was $22.0 million, or $0.10 loss per share, compared to net loss of $67.3 million, or $0.30 loss per share for fiscal year 2006.

Conference Call Information

A conference call is scheduled for Tuesday, September 2, 2008, at 5:00 a.m. Pacific Time (8:00 a.m. Eastern Time). To listen to the conference call via telephone, dial 800-450-5178 (U.S. toll-free) or 706-679-6171 (International) and provide the passcode 61094526. Participants should dial in at least 10 minutes prior to the start of the call. The Company will also broadcast the conference call via a webcast over the internet. To listen to the webcast, please visit the investors section of the Vitesse website at www.vitesse.com. The call will be recorded and available for replay until Tuesday, September 9, 2008. To access the audio replay, dial 800-642-1687 (U.S. toll-free) or 706-645-9291 (International) and provide the passcode 61094526.

About Vitesse

Vitesse designs, develops and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for Carrier and Enterprise networks worldwide. Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in Gigabit Ethernet LAN, Ethernet-over-SONET, Fibre Channel, Optical Transport, and other applications. Vitesse innovation empowers customers to deliver superior products for Enterprise, Access, Metro, and Core applications. Additional company and product information is available at www.vitesse.com.

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Vitesse is registered trademark in the United States and/or other jurisdictions of Vitesse Semiconductor Corporation. All other trademarks or registered trademarks mentioned herein are the property of their respective holders.

Cautions Regarding Forward Looking Statements:

All statements included or incorporated by reference in this release and the related conference call for analysts and investors, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current facts. These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management's beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” and similar terms, and variations or negatives of these words. Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly from the results discussed in the forward-looking statements.

VITESSE SEMICONDUCTOR CORPORATION

CONSOLIDATED BALANCE SHEETS

September 30, 2007 and 2006

	September 30, 2007		September 30, 2006	
	(in thousands, except share data) (Unaudited)			
ASSETS				
Current assets:				
Cash and cash equivalents	$	25,976	$	25,312
Short-term investments		7,600		3,341
Accounts receivable, net of allowances		7,146		4,280
Inventories		33,728		60,625
Assets held for sale		35,472		-
Restricted cash		6,188		4,578
Prepaid expenses and other current assets		2,147		1,582
Total current assets		118,257		99,718
Property and equipment, net		9,286		12,519
Goodwill		191,418		222,723
Other intangible assets, net		3,295		10,933
Other assets		5,092		6,306
	$	327,348	$	352,199
LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS' EQUITY				
Current liabilities:				
Current portion of long-term debt and capital leases	$	-	$	2,868
Accounts payable		14,988		26,263
Accrued expenses and other current liabilities		26,157		25,449
Deferred revenue		21,825		30,707
Total current liabilities		62,970		85,287
Other long-term liabilities		1,728		1,858
Long-term debt and capital leases		58,418		51,777
Convertible subordinated debt		96,700		94,975
Total liabilities		219,816		233,897
Minority Interest		1,289		492
Commitments and Contingencies				
Shareholders' equity:				
Preferred Stock - none issued or outstanding		-		-
Common Stock, $.01 par value. Issued and outstanding 223,555,580 shares at September 30, 2007 and 2006		2,240		2,240
Additional paid-in-capital		1,741,448		1,734,223
Unrealized gains on investments		3,739		484
Accumulated deficit		(1,641,184)		(1,619,137)
Total shareholders' equity		106,243		117,810
	$	327,348	$	352,199